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                     November 22, 2022

       Piers VanZiffle
       Chief Financial Officer and Director
       KBridge Energy Corp
       1530 Elizabeth Avenue, Unit 2
       Las Vegas, NV 89119

                                                        Re: KBridge Energy Corp
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed September 2,
2022
                                                            File No. 333-102931

       Dear Piers VanZiffle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services